UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST REPORTED EVENT: December 13, 2011

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED
(Exact name of Registrant as specified in its charter)

Nevada	001-34378	87-0638750
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

445 Park Avenue, New York, New York 10022
 (Address of principal executive offices)

(212) 307-3568
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement

Parties

On December 13, 2011, China North East Petroleum Holdings Limited’s subsidiary, Songyuan Northeast Petroleum Technical Services Co. Ltd. (“Songyuan Technical”), entered into a Share Transfer Agreement (the “Share Transfer Agreement”) with China Kinwa High Technology Co., Ltd., a PRC limited public company traded on the Shanghai Exchange (share code: 600110) (the “Vendor”) and Beijing Shixin Taide Investment Consultancy Co., Ltd., a limited company and wholly-owned subsidiary of the Vendor (the “Target Company”).

The Target Company has exclusive oilfield exploration and drilling rights to the Qian 122 oilfield in Jilin Province pursuant to a Contract of Oil Exploration and Extraction Cooperation between PetroChina Jilin Oilfield Company and the Target Company dated July 10, 2004.

Consideration and Payment

Pursuant to the Share Transfer Agreement, Songyuan Technical will acquire 100% of the equity interest in the Target Company (the “Acquisition”) for a total purchase price in cash of RMB 170,000,000 (approximately US$26.7 million) (the “Purchase Price”). The Purchase Price will be paid in three tranches: an initial Deposit of RMB 34,000,000 (approximately US$5.35 million); a First Payment of RMB 116,000,000 (approximately US$18.24 million) and a Final Payment of RMB 20,000,000 (approximately US$3.14 million). The Deposit is payable upon execution of the Share Transfer Agreement. The First Payment is due within five business days after Songyuan Technical has received notice from the Vendor (the “Vendor’s Notice”) that all of the conditions required to be performed by the Vendor prior to the First Payment have been fulfilled, including approval of the Share Transfer Agreement and the transactions contemplated thereby by the Vendor’s shareholders (the “First Closing Date”). The Final Payment is due on the180th day after the date of the First Payment (the “Final Closing Date”).

Within sixty five (65) days after the receipt of the First Payment, the Vendor is required to: (i) cause the transfer to, and registration of, 90% of the shares of the Target Company in the name of Songyuan Technical and its nominee; (ii) change the legal representative of the Target Company to the representative nominated by Songyuan Technical; (iii) submit resignation letters of the Target Company’s directors, general manager and chief financial officer, which resignation letters will include confirmations that these individuals have no rights, claims or recourse in or against the Target Company; (iv) assist Songyuan Technical to make all necessary changes of registration with the appropriate Administration for Industry and Commerce related to items (i) and (ii) above, including executing relevant documents and providing related licenses and certificates; and (v) complete the transfer of all of the operations of the Target Company to Songyuan Technical. The Vendor has agreed that it will keep all of the Target Company’s cash, accounts receivable, and other rights to third party payments, and assume all of the debts, liabilities and obligations of the Target Company. Vendor will indemnify Songyuan Technical against any losses arising out of such assumed debts, liabilities and obligations.

Within thirty (30) days after the Vendor receives the Final Payment, the Vendor is obligated to: (i) cause the transfer to, and registration of, the remaining 10% of the shares of the Target Company in the name of Songyuan Technical and its nominee; and (ii) assist Songyuan Technical to make all necessary changes of registration with the appropriate Administration for Industry and Commerce, including executing all relevant documents and providing related licenses to complete the transfer of the shares of the Target Company.

The parties have made representations, warranties and covenants in the Share Transfer Agreement, and the completion of the Share Transfer is subject to satisfaction or waiver of certain conditions, including, among others, the approval by the Vendor’s shareholders of the Share Transfer Agreement.  The Company’s board of directors has approved the Share Transfer Agreement and the transactions contemplated thereby.

Termination of the Agreement by Vendor

The Vendor can terminate the Share Transfer Agreement at any time before the First Closing Date upon written notice to Songyuan Technical if any of the conditions required to be fulfilled within 60 days of the date of the Share Transfer Agreement, or such later date as is agreed by the Vendor and Songyuan Technical (the “Condition Fulfillment Date”) are not satisfied or waived by the Vendor. In this event Vendor shall immediately repay all funds which have been paid by Songyuan Technical, including but not limited to the Deposit.

The Vendor can terminate the Share Transfer Agreement at any time before the Final Closing Date upon written notice to Songyuan Technical if (a) Songyuan Technical fails to pay the Deposit fully and timely; (b) Songyuan Technical does not make the First Payment in full and timely; or (c) the Vendor has firm evidence that Songyuan Technical is unable or may become unable to perform its material obligations under the Share Transfer Agreement, including the occurrence of any insolvency, bankruptcy or liquidation.  In this event, Songyuan Technical shall indemnify the Vendor for all losses incurred by Vendor, subject to limitations on liability set forth in the Share Transfer Agreement.

Termination of the Agreement by Songyuan Technical

Songyuan Technical has the right to terminate the Share Transfer Agreement upon written notice to Vendor if (a) the Vendor does not transfer the number of Target Company’s shares to be transferred to Songyuan Technical on the First Closing Date; (b) before the First Closing Date, the Jilin Oil Field Branch of PetroChina terminates the Exploration and Cooperation Agreement for Qian 122 with the Target Company for any reason or the Target Company is otherwise unable to continue the exploration of Qian 122 as prescribed in the exploration cooperation Share Transfer Agreement of Qian 122 for any reason; (c) the Vendor fails to complete the registration with the competent Administration for Industry and Commerce within sixty five (65) days after the First Payment Date; (d) before the First Closing Date, Songyuan Technical has firm evidence that Vendor and/or the Target Company is unable or may become unable to performance their material obligations under the Share Transfer Agreement; or (e) Vendor has transferred any portion of the shares of the Target Company to a third party in violation of the Share Transfer Agreement.

If Songyuan Technical terminates the Share Transfer Agreement for any of the reasons as set forth above, it shall be entitled to repayment of all funds paid to Vendor and Vendor shall indemnify Songyuan Technical against all losses, subject to limitations on liability set forth in the Share Transfer Agreement.

Limitation of Liability

The parties have agreed that all liability of the parties arising out of any breach of the Share Transfer Agreement or the termination thereof shall not exceed RMB 34,000,000.

Notwithstanding the foregoing, if Songyuan Technical does not pay the First Payment to the Vendor within five business days after receipt of the Vendor’s Notice, the Vendor shall have the right to (i) keep the Deposit (including any interest accrued thereon); and (b) terminate the Share Transfer Agreement.  In this event, if the amount of actual losses suffered by Vendor is higher than the Deposit, the Vendor is entitled to require Songyuan Technical to compensate Vendor for the difference between the Deposit and such losses.

In addition, notwithstanding the limitation of liability set forth above, if Songyuan Technical terminates the Share Transfer Agreement because Vendor fails to transfer the number of Target Company’s shares required to be transferred to Songyuan Technical on the First Closing Date (except for the reasons allowed by the Share Transfer Agreement or applicable laws and regulations), Songyuan Technical shall have the right to require the Vendor to return the First Payment and an amount equal to twice the amount of the Deposit.

Item 8.01 Other Events

On December 15, 2011, the Company issued a press release announcing the entry into the Share Transfer Agreement. A copy of the Press Release is furnished as Exhibit 99.1 hereto and is incorporated by reference herein. The description of the Press Release contained herein is qualified in its entirety by the full text of such exhibit.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press release of the Company issued on December 15, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED

Date: December 15, 2011	By:	/s/ Jingfu Li
Jingfu Li
Chief Executive Officer